Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Management and Supervisory Board of

Allianz SE:

We consent to the incorporation by reference in the registration statement (File No. 333-13462 and File No. 333-139900) on Form S-8 relating to the Allianz Employee Stock Purchase Plan for the North American Allianz Group Companies and in the registration statement on Form F-3 (File No. 333-151308) of our reports dated March 31, 2009, with respect to the consolidated balance sheets of Allianz SE and subsidiaries as of December 31, 2008 and 2007, and the related consolidated income statements, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2008, and the financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Allianz SE.

KPMG AG

Wirtschaftsprüfungsgesellschaft

(formerly

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft)

Munich, Germany

March 31, 2009